Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Ruth I. Dreessen

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FIRST QUARTER RESULTS

•	Revenues up 54 percent

•	Earnings per share up over 300 percent

Houston, TX – May 4, 2005 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $61.1 million, or $0.94 per diluted share, and operating income of $101.7 million on net sales of $618.6 million for the first quarter of 2005. This compares favorably with the first quarter 2004 net income of $10.7 million, or $0.22 per diluted share, and operating income of $26.9 million on net sales of $400.9 million. The improvement in net sales and operating income was primarily the result of increased sales volumes and increased selling prices, which outpaced higher feedstock and energy costs. PVC pipe sales volume increased due to the acquisition of the assets of Bristolpipe Corporation, which was completed on August 2, 2004. Included in the 2005 first quarter results is a $0.4 million after tax charge related to the early retirement of debt, which negatively impacted earnings per share by $0.01. Westlake Chemical uses the first-in, first-out (FIFO) method for valuing inventory. As a result of declining prices of feedstock in the first quarter of 2005, first quarter results were negatively impacted as compared with utilizing the last-in, first-out (LIFO) method used by some of the company’s competitors.

Albert Chao, President and Chief Executive Officer, stated, “We are pleased to report strong first quarter results with record revenues and earnings, expanding margins and continued solid operating rates in both our olefins and vinyls segments.”

First quarter 2005 net income increased $13.8 million from the $47.3 million net income, or $0.73 per diluted share, reported in the fourth quarter of 2004 primarily due to increased selling prices and lower feedstock and energy costs. First quarter net sales were favorable to the fourth quarter net sales of $563.1 million due to increased selling prices and slightly higher sales volumes, while operating income compared favorably to the fourth quarter operating income of $81.4 million primarily due to higher selling prices and lower feedstock and energy costs.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the first quarter of 2005 was $122.9 million compared to $47.7 million in the first quarter of 2004 and $100.7 million in the fourth quarter of 2004. A reconciliation of EBITDA to reported net income and to cash flow from operating activities can be found in the financial tables at the end of this press release.

The company generated strong cash flow from operations of $52.3 million in the first quarter of 2005 and repaid $30.3 million of its senior secured notes, ending the quarter with $46.6 million of cash on the balance sheet.

OLEFINS SEGMENT

Income from operations for the Olefins segment more than doubled to $62.4 million in the first quarter of 2005 from $31.0 million in the first quarter of 2004. This increase was primarily due to higher selling prices for all of our olefins products and higher sales volumes in ethylene and styrene, which were partially offset by higher raw material costs for ethane, propane and benzene.

First quarter 2005 income from operations decreased $3.0 million from the $65.4 million income from operations reported in the fourth quarter of 2004. The decrease was primarily due to lower sales volumes in ethylene and polyethylene and lower selling prices for ethylene and styrene. These decreases were partially offset by higher selling prices for polyethylene and reduced feedstock and energy costs.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $45.0 million to $41.7 million in the first quarter of 2005 from a $3.3 million loss in the first quarter of 2004. This increase was primarily due to higher selling prices and higher sales volumes for all of the company’s vinyls products. These increases were partially offset by higher energy costs and higher raw material costs for propane. The first quarter 2004 earnings were adversely impacted by a fire at the Calvert City ethylene plant. We estimate that the impact on operating income of the outage relating to the fire was approximately $12.5 million.

First quarter income from operations increased by $23.0 million from the $18.7 million income from operations reported in the fourth quarter of 2004. The increase was primarily due to higher selling prices for all of the company’s vinyls products, higher sales volumes and the start-up of its VCM and PVC facilities in Geismar, Louisiana.

RECENT DEVELOPMENTS

Westlake Chemical today announced that it has filed a universal shelf registration statement with the Securities and Exchange Commission (“SEC”) for the registration and possible issuance of up to $750 million of securities which may include common stock, preferred stock, senior debt and subordinated debt (which may be convertible), and warrants to purchase Westlake securities.

Upon being declared effective by the SEC, the shelf registration statement will allow the company to sell, from time to time, the various securities in one or more offerings. The company has no immediate need or plan to sell any securities under this shelf registration statement.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any prospectus supplement that may be issued in respect of any such offering.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed in March 2005.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. The following table reconciles EBITDA to net income (loss) and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter results will be held Wednesday, May 4, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (800) 884-5695, or (617) 786-2960 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 78003067.

A replay of the conference call will be available beginning an hour after its conclusion until 12:00 p.m. EDT (11:00 a.m. CDT) on Wednesday, May 11, 2005. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 75355019.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-

eventDetails&c=180248&eventID=1051971

and the earnings release can be obtained via the company’s Web page at:

http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes; ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at http://www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Quarter Ended March 31,
	2005	2004
Net sales	$618,616	$400,894
Cost of sales	498,833	362,087

Gross profit	119,783	38,807

Selling, general and administrative expenses	18,075	11,892

Income from operations	101,708	26,915

Interest expense	(6,154)	(10,752)
Debt retirement cost	(646)	—
Other income, net	715	(73)

Income before taxes	95,623	16,090

Income tax provision	34,480	5,405

Net income	$61,143	$10,685

Basic and diluted earnings per share	$0.94	$0.22

Weighted average shares outstanding
Basic	64,938,137	49,499,395

Diluted	65,292,170	49,499,395

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in $000)

	Unaudited March 31, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$46,635	$43,396
Accounts receivable, net	286,129	234,247
Inventories	318,181	319,816
Other current assets	61,137	74,479

Total current assets	712,082	671,938
Property, plant and equipment, net	853,872	855,052
Other assets, net	62,355	65,463

Total assets	$1,628,309	$1,592,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$260,758	$249,015
Current portion of long-term debt	1,200	1,200

Total current liabilities	261,958	250,215
Long-term debt	266,589	296,889
Other liabilities	270,298	275,952

Total liabilities	798,845	823,056

Stockholders’ equity	829,464	769,397

Total liabilities and stockholders’ equity	$1,628,309	$1,592,453

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Quarter Ended March 31,
	2005	2004
Cash flows from operating activities
Net income	$61,143	$10,685

Adjustments to reconcile net income to net cash
Depreciation and amortization	21,083	20,898
Deferred tax expense	11,271	5,144
Other balance sheet changes	(41,241)	(26,930)

	(8,887)	(888)

Net cash provided by operating activities	52,256	9,797

Cash flows from investing activities
Additions to property, plant and equipment	(17,336)	(11,045)
Proceeds from sale of assets	—	1,006

Net cash used for investing activities	(17,336)	(10,039)

Cash flows from financing activities
Dividends paid	(1,381)	—
Repayments of borrowings	(30,300)	(300)

Net cash used for financing activities	(31,681)	(300)

Net increase (decrease) in cash and cash equivalents	3,239	(542)

Cash and cash equivalents at beginning of period	43,396	37,381

Cash and cash equivalents at end of period	$46,635	$36,839

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended March 31,
	2005	2004
Net sales to external customers
Olefins	$376,667	$259,876
Vinyls	241,949	141,018

	$618,616	$400,894

Income (loss) from operations
Olefins	$62,412	$30,974
Vinyls	41,652	(3,261)
Corporate and other	(2,356)	(798)

	$101,708	$26,915

Depreciation and amortization
Olefins	$12,754	$13,162
Vinyls	8,329	7,527
Corporate and other	—	209

	$21,083	$20,898

Other income (expense), net
Olefins	$299	$(1,163)
Vinyls	30	10
Corporate and other*	(260)	1,080

	$69	$(73)

*	Debt retirement costs of $646 are included in the quarter ended March 31, 2005.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(unaudited, in $000)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
EBITDA	$122,860	$100,712	$47,740
Less:
Income tax provision	34,480	28,071	5,405
Interest expense	6,154	7,089	10,752
Depreciation and amortization	21,083	18,226	20,898

Net income	61,143	47,326	10,685
Changes in operating assets and liabilities	(20,162)	(6,251)	(6,032)
Deferred income taxes	11,275	26,345	5,144

Cash flow from operating activities	$52,256	$67,420	$9,797

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Sales Price and Volume Variance by Operating Segment

	Q1-’05 vs. Q1-’04		Q1-’05 vs. Q4-’04
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+30.2%	+11.3%	+1.9%	+3.5%
Vinyls	+48.1%	+15.8%	+8.2%	+8.5%
Westlake Overall Average	+36.3%	+13.2%	+4.1%	+5.6%

Average Quarterly Industry Prices

	Qtr 1 ‘04	Qtr 2 ‘04	Qtr 3 ‘04	Qtr 4 ‘04	Qtr 1 ‘05
Ethane (cents/lb)	14.5	15.3	17.6	20.3	17.6
Propane (cents/lb)	15.6	15.4	18.8	20.1	18.7
Ethylene (cents/lb) (1)	31.5	31.5	32.8	39.2	41.5
Polyethylene (cents/lb) (2)	55.7	55.3	55.7	66.0	68.0
Styrene (cents/lb) (3)	46.8	52.8	66.0	68.3	64.5
Caustic ($/ short ton) (4)	105.0	101.7	194.2	300.0	345.0
Chlorine ($/ short ton) (5)	202.5	270.0	290.0	310.0	330.0
VCM (cents/lb) (6)	28.8	31.8	33.1	36.2	38.7
PVC (cents/lb) (7)	40.5	45.5	47.5	49.8	54.2

Source: CMAI

(1)	Contract-Net Transaction
(2)	Contract Low Density Polyethylene, GP- Film
(3)	Contract-Styrene
(4)	Contract-Diaphragm caustic
(5)	Contract Chlorine
(6)	Contract Vinyl Chloride Monomer
(7)	Contract Polyvinyl Chloride-Pipe Grade